                                     ITEM 2

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATION


RECENT EVENTS AND COMPANY OUTLOOK

         In February 2003, we outlined our planned business strategy in response to the events that significantly impacted the energy sector and our company during late 2001 and much of 2002, including the collapse of Enron and the severe decline of the telecommunications industry. The plan focused on migrating to an integrated natural gas business comprised of a strong, but smaller, portfolio of natural gas businesses; reducing debt; and increasing our liquidity through asset sales, strategic levels of financing and reductions in operating costs. The plan was designed to address near-term and medium-term debt and liquidity issues, to de-leverage the company with the objective of returning to investment grade status and to develop a balance sheet and cash flows capable of supporting and ultimately growing our remaining businesses.

         As discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, we successfully executed certain critical components of our plan during 2003. Key execution steps for 2004 and beyond included the completion of planned asset sales; additional reductions of our SG&A costs; the replacement of our cash-collateralized letter of credit and revolver facility with facilities that do not encumber cash; and continuation of our efforts to exit from the Power business.

         Asset sales during 2004 were initially expected to generate proceeds of approximately $800 million. In first-quarter 2004, we completed the sale of our Alaska refinery and related assets for approximately $304 million. On July 28, 2004 we completed the sale of three straddle plants in western Canada for approximately $536 million. In addition to these transactions, we currently expect to generate additional proceeds from the sale of assets of approximately $50 to $100 million.

         In April 2004, we entered into two new unsecured credit facilities totaling $500 million, primarily for issuing letters of credit. During April 2004, use of these facilities released approximately $500 million of restricted cash, restricted investments and margin deposits. Also, on May 3, 2004, we entered into a new three-year, $1 billion secured revolving credit facility. The revolving facility is secured by certain Midstream assets and a guarantee from WGP (see Note 12 of Notes to Consolidated Financial statements).

         As part of our planned strategy, on February 25, 2004, our Exploration & Production segment amended its $500 million secured note facility, which was originally due May 30, 2007. The amendment provided more favorable terms including a lower interest rate and an extension of the maturity by one year (see Note 12 of Notes to Consolidated Financial Statements).

         On March 15, 2004, we retired $679 million of senior unsecured 9.25 percent notes due March 15, 2004. The amount represented the outstanding balance subsequent to the fourth-quarter 2003 tender which retired $721 million of the original $1.4 billion balance.

         In May 2004, we made cash tender offers for approximately $1.34 billion aggregate principal amount of a specified series of our outstanding notes and debentures. As of the June 8, 2004 tender offer expiration date, we accepted for purchase $1.17 billion of the notes for purchase. In May 2004, we also repurchased debt of approximately $255 million of various maturities on the open market (see Note 12 in Notes to Consolidated Financial Statements). Our repurchase of these notes served to decrease debt and will result in reduced annual interest expense and reduced administrative costs associated with the various debt issues.

         Long-term debt, excluding the current portion, at June 30, 2004 was approximately $9.5 billion.

         We are seriously considering the possibility of creating a public master limited partnership (MLP) that would own and operate certain Midstream assets. Initial operations would include various NGL storage, fractionation and transportation assets most of which we had previously considered selling due to the strong interest from existing MLP's in this sector.



                                     99.6-1

POWER BUSINESS STATUS

         Since mid-2002, we have been pursuing a strategy of exiting the Power business and have worked with financial advisors to assist with this effort. To date, several factors have contributed to the difficulty of achieving a complete exit from this business, including the following with respect to the wholesale power industry:

         - oversupply position in most markets expected through the balance of the decade,

         - slow North American gas supply response to high gas prices, and

         - expectations of hybrid regulated/deregulated market structure for several years.

         As a result of these factors and the size of our Power business, the number of financially viable parties expressing an interest in purchasing the entire business has been limited. Additionally, the current and near term view of the wholesale power market, which we interpret as depressed, has strongly influenced these parties' view of value and related risk associated with this business.

         Because market conditions may change, and we cannot determine the impact of this on a buyer's point of view, amounts ultimately received in any portfolio sale, contract liquidation or realization may be significantly different from the estimated economic value or carrying values reflected in the Consolidated Balance Sheet. In addition, our tolling agreements are not derivatives and thus have no carrying value in the Consolidated Balance Sheet pursuant to the application of EITF 02-3. Based on current market conditions, certain of these agreements are forecasted to realize significant future losses. It is possible that we may sell contracts for less than their carrying value or enter into agreements to terminate certain obligations, either of which could result in significant future loss recognition or reductions of future cash flows.

         We continue to evaluate alternatives and discuss our plans and operating strategy for the Power business with our Board of Directors. As an alternative to continuing a plan of pursuing a complete exit from the Power business, we are evaluating whether the benefits of realizing the positive cash flows expected to be generated by this business through continued ownership exceed the benefits of a sale at a depressed price. If we pursue this alternative, we expect to continue our current program of managing this business to minimize financial risk, generate cash and manage existing contractual commitments.



                                     99.6-2

GENERAL

         In accordance with the provisions related to discontinued operations within Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the consolidated financial statements and notes in Item 1 [Exhibit 99.5] reflect the results of operations, financial position and cash flows through the date of sale, as applicable, of the following components as discontinued operations (see Note 6 of Notes to Consolidated Financial Statements).

         During second-quarter 2004, our Board of Directors approved a plan authorizing management to negotiate and facilitate a sale of the straddle plants in western Canada, which were part of the Midstream segments. As a result, these assets and their related income and cash flows are now reported as discontinued operations. In addition, the following components are included as discontinued operations:

         - retail travel centers concentrated in the Midsouth, part of the previously reported Petroleum Services segment;

         - refining and marketing operations in the Midsouth, including the Midsouth refinery, part of the previously reported Petroleum Services segment;

         - Texas Gas Transmission Corporation, previously one of Gas Pipeline's segments;

         - natural gas properties in the Hugoton and Raton basins, previously part of the Exploration & Production segment;

         - bio-energy operations, part of the previously reported Petroleum Services segment;

         - our general partnership interest and limited partner investment in Williams Energy Partners, previously the Williams Energy Partners segment;

         - the Colorado soda ash mining operations, part of the previously reported International segment;

         - certain gas processing, natural gas liquids fractionation, storage and distribution operations in western Canada and at a plant in Redwater, Alberta, previously part of the Midstream segment;

         - refining, retail and pipeline operations in Alaska, part of the previously reported Petroleum Services segment;

         - Gulf Liquids New River Project LLC, previously part of the Midstream segment.

         Effective June 1, 2004, and due in part to FERC Order 2004, management and decision-making control of certain regulated gas gathering assets was transferred from our Midstream segment to our Gas Pipeline segment. Consequently, the results of operations were similarly reclassified. All prior periods reflect these classifications.


         Unless indicated otherwise, the following discussion and analysis of results of operations, financial condition and liquidity relates to our current continuing operations and should be read in conjunction with the consolidated financial statements and notes thereto included in Item 1 [Exhibit 99.5] of this document and our 2003 Annual Report on Form 10-K, as restated and amended.


                                     99.6-3

RESULTS OF OPERATIONS

CONSOLIDATED OVERVIEW

    The following table and discussion is a summary of our consolidated results of operations for the three and six months ended June 30, 2004. The results of operations by segment are discussed in further detail following this consolidated overview discussion.


                                                          THREE MONTHS ENDED JUNE 30,                SIX MONTHS ENDED JUNE 30,
                                                      -----------------------------------     --------------------------------------
                                                                                                                         % CHANGE
                                                                               % CHANGE                                    FROM
                                                        2004           2003    FROM 2003(1)     2004            2003      2003 (1)
                                                      --------       --------  ----------     --------        -------     ----------
                                                              (MILLIONS)                            (MILLIONS)
Revenues                                              $3,048.7       $3,612.3       -16%       $6,114.2       $8,388.4      -27%
Costs and expenses:
 Costs and operating expenses                          2,658.3        3,024.8       +12%        5,348.2        7,448.4      +28%
 Selling, general and administrative expenses             81.9          115.4       +29%          166.3          221.0      +25%
 Other (income) expense - net                             23.0         (225.3)        NM           31.4         (224.6)       NM
 General corporate expenses                               28.3           21.8       -30%           60.3           44.7      -35%
                                                      --------       --------                  --------       --------
 Total costs and expenses                              2,791.5        2,936.7        +5%        5,606.2        7,489.5      +25%
                                                      --------       --------                  --------       --------
Operating income                                         257.2          675.6       -62%          508.0          898.9      -43%
Interest accrued - net                                  (221.6)        (394.6)      +44%         (460.9)        (735.5)     +37%
Interest rate swap income (loss)                           6.8           (6.1)        NM           (1.3)          (8.9)     +85%
Investing income (loss)                                   11.7          (43.2)        NM           22.0            3.1        NM
Early debt retirement costs                              (96.8)            --         NM          (97.3)            --        NM
Minority interest in income of consolidated
 subsidiaries                                             (6.0)          (6.0)        --          (10.8)          (9.5)     -14%
Other income (expense) - net                              13.4           13.9        -4%           14.8           36.0      -59%
                                                      --------       --------                  --------       --------
Income (loss) from continuing operations before
 income taxes and cumulative effect of change in
 accounting principles                                   (35.3)         239.6         NM          (25.5)         184.1        NM
Provision (benefit) for income taxes                     (17.3)         125.9         NM           (6.0)         113.5        NM
                                                      --------       --------                  --------       --------
Income (loss) from continuing operations                 (18.0)         113.7         NM          (19.5)          70.6        NM
Income (loss) from discontinued operations                 (.2)         156.0         NM           11.2          145.9      -92%
                                                      --------       --------                  --------       --------
Income (loss) before cumulative effect of change
 in accounting principles                                (18.2)         269.7         NM           (8.3)         216.5        NM
Cumulative effect of change in accounting
 principles                                                 --             --         --             --         (761.3)    +100%
                                                      --------       --------                  --------       --------
Net income (loss)                                        (18.2)         269.7         NM           (8.3)        (544.8)     +98%
Preferred stock dividends                                   --           22.7      +100%             --           29.5     +100%
                                                      --------       --------                  --------       --------
Income (loss) applicable to common stock              $  (18.2)      $  247.0         NM       $   (8.3)      $ (574.3)     +99%
                                                      ========       ========                  ========       ========


(1) + = Favorable Change; - = Unfavorable Change; NM = A percentage calculation is not meaningful due to change in signs, a zero-value denominator or a percentage change greater than 200.


                                     99.6-4

Three Months Ended June 30, 2004 vs. Three Months Ended June 30, 2003

         Our revenues decreased $563.6 million due primarily to decreased revenues at our Power segment, slightly offset by increased revenues at our Midstream segment. Power revenues decreased approximately $569.8 million due primarily to lower power sales volumes and decreased net unrealized gains on power and natural gas derivative contracts due primarily to the impact of a lesser increase in forward natural gas prices in second-quarter 2004. Partially offsetting these decreases were increased crude and refined product revenues resulting from increased sales to optimize pipeline and storage capacity as well as increased realized interest rate revenues due to higher interest rates in 2004. Midstream's revenues increased $128.3 million due primarily to higher product sales for natural gas liquids (NGLs) and olefins resulting from increased production volumes and higher market prices, and increased fee revenue from deepwater assets. The increases at Midstream were partially offset by the sale of our wholesale propane business in fourth-quarter 2003.

         Costs and operating expenses decreased $366.5 million due primarily to decreased costs and operating expenses at Power, slightly offset by increased costs at Midstream. The decrease at Power is due primarily to lower power purchase volumes, partially offset by increased crude and refined product costs. The increase at Midstream is due primarily to higher natural gas and ethane purchases required to produce NGL and olefins. The increases were offset by lower natural gas liquids trading purchases due to the 2003 sale of our wholesale propane business.

         Selling, general and administrative expenses decreased $33.5 million. This cost reduction is due primarily to reduced staffing levels at Power reflective of our strategy to exit this business.

         Other (income) expense - net in 2004 includes an $11.3 million loss provision related to an ownership dispute on prior period production included in the Exploration & Production segment and a $9 million write-off of previously-capitalized costs on an idled segment of Northwest's system. Other (income) expense - net in 2003 includes a $175 million gain from the sale of a Power contract and $91.5 million in net gains from the sale of Exploration & Production's interests in natural gas properties. Partially offsetting these gains in 2003 was a $25.5 million charge at Northwest to write off capitalized software development costs and a $20 million charge related to a settlement by Power with the CFTC (see Note 13 of Notes to Consolidated Financial Statements).

         General corporate expenses increased $6.5 million due primarily to increased third-party costs associated with compliance activities and with efforts to evaluate and implement certain cost reduction strategies through internal initiatives and outsourcing of certain services.

         Interest accrued - net decreased $173 million due primarily to:

         - $117 million lower interest expense and fees at Exploration & Production, due primarily to the May 2003 prepayment of the RMT note payable;

         - $24 million lower amortization expense related to deferred debt issuance costs, due primarily to the reduction of debt; and

         - a $24 million decrease reflecting lower average borrowing levels.

         We entered into interest rate swaps with external counterparties primarily in support of the energy-trading portfolio (see Note 15 of Notes to Consolidated Financial Statements). The change in fair market value of these swaps was $12.9 million more favorable in 2004 than 2003. The total notional amount of these swaps was approximately $300 million at June 30, 2004 and June 30, 2003.

         Investing income (loss) increased $54.9 million due primarily to the absence in 2004 of the following 2003 charges, partially offset by a $10.8 million impairment of our investment in equity securities of Longhorn Partners Pipeline LP (Longhorn):

         - a $42.4 million 2003 impairment of our investment in equity and debt securities of Longhorn;

         - a $13.5 million impairment of a cost-based investment in a company holding phosphate reserves; and

         -        an $8.5 million impairment of our investment in Aux Sable.



                                     99.6-5

         Early debt retirement costs for 2004 includes premiums, fees and expenses related to the debt repurchase and the debt tender offer and consent solicitations that we completed in the second quarter.

         Other income (expense) - net, below operating income in 2004, includes a $4.1 million net gain in 2004 and a $7.9 million net gain in 2003 related to a foreign currency transaction gain or loss on a Canadian dollar denominated note receivable and an offsetting derivative gain or loss on a forward contract to fix the U.S. dollar principal cash flows from the note receivable. The note receivable was repaid in July 2004 with proceeds from the sale of the Canadian straddle plants and the related forward contract was terminated.

         The provision (benefit) for income taxes was favorable by $143.2 million due primarily to a pre-tax loss in 2004 as compared to a pre-tax income for 2003. The effective income tax rate for 2004 is greater than the federal statutory rate due primarily to the effect of state income taxes, partially offset by net foreign operations and an accrual for income tax contingencies. The effective income tax rate for 2003 is greater than the federal statutory rate due primarily to the financial impairment of certain investments, capital losses generated, for which valuation allowances were established, nondeductible expenses and an accrual for income tax contingencies.

         Income (loss) from discontinued operations decreased $156.2 million from an income position in 2003 of $156 million to a loss position in 2004 of $.2 million (see Note 6 of Notes to Consolidated Financial Statements). The decrease in the operating results from discontinued operations activities from an income position in 2003 to a loss position in 2004 is reflective of income
(loss) from discontinued operations for the following operations:

         - the absence of $9.3 million income from discontinued operations at Texas Gas;

         - the absence of $8.3 million income from discontinued operations at Williams Energy Partners as well as a $5.1 million loss from discontinued operations in 2004 which includes the settlement related to the environmental indemnifications;

         - the absence of $7.9 million income from discontinued operations from Raton Basin and Hugoton Embayment natural gas exploration and production properties; and

         - a $9.6 million decrease in loss from discontinued operations for Gulf Liquids New River Project LLC (Gulf Liquids).

The 2003 gain on sale of discontinued operations of $232.9 million includes:

         - a $11.1 million impairment of the soda ash mining facility located in Colorado;

         - a $24.7 million gain on the sale of an earn-out agreement that we retained following the first quarter 2003 sale of a refinery located in Memphis, Tennessee;

         - a $39.9 million gain on sale of natural gas exploration and production properties;

         - a $275.6 million gain on the sale of our 100 percent general partnership interest and 54.6 percent limited partner investment in Williams Energy Partners; and

         -        a $92.6 million impairment of Gulf Liquids New River Project
                  LLC.

         In June 2003, we redeemed all of our outstanding 9.875 percent cumulative-convertible preferred shares. Thus, no preferred dividends were paid in 2004.

Six Months Ended June 30, 2004 vs. Six Months Ended June 30, 2003

         Our revenues decreased approximately $2.3 billion due primarily to decreased revenues at our Power, Midstream and Exploration & Production segments. Power revenues decreased approximately $2.1 billion due primarily to lower power and crude and refined products sales volumes and decreased net unrealized gains on natural gas derivative contracts due primarily to the impact of forward natural gas prices. Midstream's revenues decreased $109.8 million due primarily to the sale of our wholesale propane business in the fourth quarter of 2003. Largely offsetting this decrease at Midstream were higher product sales for NGLs and olefins resulting from higher production volumes and higher market prices. In addition, Exploration & Production's revenues decreased $89.9 million due primarily to lower domestic production revenues from lower net realized average prices and lower production volumes as a result of 2003 property sales, lower gas management revenues, lower income from the utilization of excess transportation capacity and lower income on derivative instruments that did not qualify for hedge accounting.



                                     99.6-6

         Costs and operating expenses decreased $2.1 billion due primarily to decreased costs and operating expenses at Power and Midstream. The decrease at Power is due primarily to lower power purchase volumes and lower crude and refined products costs. In addition, costs at Midstream were impacted by the sale of our wholesale propane business offset by higher NGL and olefins production costs.

         Selling, general and administrative expenses decreased $54.7 million, due primarily to reduced staffing levels at Power reflective of our strategy to exit this business. Also contributing to the decrease at Power was the absence of $12.6 million of expense related to the accelerated recognition of deferred compensation during 2003.

         Other (income) expense - net, within operating income, in 2004 includes an $11.3 million loss provision related to an ownership dispute on prior period production included in the Exploration & Production segment; a $9 million write-off of previously-capitalized costs on an idled segment of Northwest's system; and $6.1 million in fees related to the sale of certain receivables to a third party. Other expense - net in 2003 includes a $175 million gain from the sale of a Power contract and $91.5 million in net gains from the sale of Exploration & Production's interests in certain natural gas properties. Partially offsetting these gains in 2003 was a $25.5 million charge at Northwest to write-off capitalized software development costs for a service delivery system and a $20 million charge related to a settlement by Power with the CFTC (see Note 13 of Notes to Consolidated Financial Statements).

         General corporate expenses increased $15.6 million due primarily to increased third-party costs associated with compliance activities and with efforts to evaluate and implement certain cost reduction strategies through internal initiatives and outsourcing of certain services.

         Interest accrued - net decreased $274.6 million due primarily to:

         - $203 million lower interest expense and fees at Exploration & Production due primarily to the May 2003 prepayment of the RMT note payable;

         - $34 million lower amortization expense related to deferred debt issuance costs, primarily due to the reduction of debt;

         - a $28 million decrease reflecting lower average borrowing levels;

         - a $10 million decrease reflecting lower average interest rates on long-term debt;

         - the absence in 2004 of $12 million of interest expense within Power related to a FERC ruling in 2003; and

         - an $18.5 million decrease in capitalized interest, which offsets interest accrued, due primarily to completion of certain Midstream projects in the Gulf Coast Region.

         We entered into interest rate swaps with external counterparties primarily in support of the energy-trading portfolio (see Note 15 of Notes to Consolidated Financial Statements). The change in fair market value of these swaps was $7.6 million more favorable in 2004 than 2003. The total notional amount of these swaps was approximately $300 million at June 30, 2004 and June 30, 2003.

         Investing income increased $18.9 million due primarily to:

         - the absence in 2004 of a $42.4 million impairment of our investment in equity and debt securities of Longhorn in 2003, partially offset by $6.5 million net unreimbursed Longhorn recapitalization advisory fees in 2004;

         - the absence in 2004 of a $12 million impairment of our cost-based investments in Algar Telecom S.A. and a $13.5 million impairment of a cost-based investment in a company holding phosphate reserves;

         - $13.9 million higher equity earnings from Discovery due primarily to the absence of unfavorable accounting adjustments recorded at the partnership in 2003;



                                     99.6-7

         - the absence in 2004 of a $8.5 million impairment of our - investment in Aux Sable;

         - $41 million lower interest income at Power due primarily to a favorable adjustment in 2003 resulting from certain 2003 FERC proceedings;

         - $10 million lower interest income on advances to Longhorn that were subsequently exchanged for preferred stock; and

         - a $10.8 million impairment of our investment in equity securities of Longhorn in 2004.

         Early debt retirement costs for 2004 include premiums, fees and expenses related to the May 2004 debt repurchase and the debt tender offer and consent solicitations that we completed in the second quarter.

         Other income (expense) - net, below operating income includes a $6.7 million net gain in 2004 and a $20.4 million net gain in 2003 related to a foreign currency transaction gain or loss on a Canadian dollar denominated note receivable and an offsetting derivative gain or loss on a forward contract to fix the U.S. dollar principal cash flows from the note receivable. The note receivable was repaid in July 2004 with proceeds from the sale of the Canadian straddle plants and the related forward contract was terminated.

         The provision (benefit) for income taxes was favorable by $119.5 million due primarily to a pre-tax loss in 2004 as compared to a pre-tax income for 2003. The effective income tax rate for 2004 is less than the federal statutory rate due primarily to net foreign operations and an accrual for income tax contingencies, partially offset by the effect of state income taxes. The effective income tax rate for 2003 is greater than the federal statutory rate due primarily to the financial impairment of certain investments, capital losses generated, for which valuation allowances were established, nondeductible expenses and an accrual for income tax contingencies.

         Income (loss) from discontinued operations decreased $134.7 million (see Note 6 of Notes to Consolidated Financial Statements). The decrease in the operating results from discontinued operations activities is reflective of income (loss) from discontinued operations for the following operations:

         - the absence of $58.5 million income from discontinued operations at Texas Gas;

         - the absence of $28.5 million income from discontinued operations at Alaska refining, retail and pipeline;

         - the absence of $22.1 million of income from discontinued operations at Williams Energy Partners which was sold in 2003;

         - a $5.6 million loss from discontinued operations at Williams Energy Partners which includes the settlement related to the environmental indemnifications;

         - the absence of $20.1 million income from discontinued operations from Raton Basin and Hugoton Embayment natural gas exploration and production properties;

         - a $26.8 million decrease in loss from discontinued operations for Gulf Liquids; and

         - an $8.8 million increase in income from discontinued operations for Canadian straddle plants.

The 2003 gain on sale of discontinued operations of $115.6 million includes:

         -        a $109 million impairment of Texas Gas Transmission;

         - an $8 million impairment of the Alaska refinery, retail and pipeline assets;

         - a $16.1 million impairment of the soda ash mining facility located in Colorado;

         - a $29.4 million gain on the sale of a refinery and other related operations located in Memphis, Tennessee, of which $24.7 million relates to the sale of an earn-out agreement that we retained following the sale of the assets;



                                     99.6-8

         o a $39.9 million gain on sale of certain natural gas exploration & production properties;

         o    a $6.4 million loss on sale of our Bio-energy operations;

         o    a $275.6 million gain on the sale of Williams Energy Partners;
              and

         o    a $92.6 million impairment of Gulf Liquids.

    The cumulative effect of change in accounting principles reduced net income for 2003 by $761.3 million due to a $762.5 million charge related to the adoption of EITF 02-3, slightly offset by $1.2 million related to the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" (see Note 3 of Notes to Consolidated Financial Statements).

    In June 2003, we redeemed all of our outstanding 9.875 percent cumulative-convertible preferred shares. Thus, no preferred dividends were paid in 2004.

RESULTS OF OPERATIONS - SEGMENTS

    We are currently organized into the following segments: Power, Gas Pipeline, Exploration & Production, Midstream and Other. Other primarily consists of corporate operations and certain continuing operations previously reported within the International and Petroleum Services segments. Our management currently evaluates performance based on segment profit (loss) from operations (see Note 15 of Notes to Consolidated Financial Statements).

    Prior period amounts have been restated to reflect these segment changes. The following discussions relate to the results of operations of our segments.

POWER

OVERVIEW OF SIX MONTHS ENDED JUNE 30, 2004

    As described below, the continued effort to exit from the Power business, combined with liquidity constraints, and the effect of price changes on derivative contracts significantly influenced Power's operating results for the first half of 2004.

    In the first half of 2004, Power continued to focus on 1) terminating or selling all or portions of the portfolio, 2) maximizing cash flow, 3) reducing risk, and 4) managing existing contractual commitments. These efforts are consistent with our 2002 decision to sell all or portions of Power's portfolios. The decrease in revenues, costs and selling, general and administrative expenses reflect our efforts to exit the Power business.

    Key factors that influence Power's financial condition and operating performance include the following:

         o prices of power and natural gas, including changes in the margin between power and natural gas prices;

         o changes in market liquidity, including changes in the ability to economically hedge the portfolio;

         o    changes in power and natural gas price volatility;

         o    changes in interest rates;

         o    changes in the regulatory environment; and

         o    changes in power and natural gas supply and demand.



                                     99.6-9

OUTLOOK FOR THE REMAINDER OF 2004

         In the remainder of 2004, we anticipate further variability in Power's earnings due in part to the difference in accounting treatment of derivative contracts at fair value and the underlying non-derivative contracts on an accrual basis. This difference in accounting treatment combined with the volatile nature of energy commodity markets could result in future operating gains or losses. Some of Power's tolling contracts have a negative fair value, which is not reflected in the financial statements since these contracts are not derivatives. The negative fair value of these tolling contracts may result in future accrual losses. Continued efforts to sell all or a portion of these contracts may also have a significant impact on future earnings as proceeds may differ significantly from carrying values. The inability of counterparties to perform under contractual obligations due to their own credit constraints could also affect future operations.

PERIOD-OVER-PERIOD RESULTS


                                        THREE MONTHS ENDED           SIX MONTHS ENDED
                                             JUNE 30,                    JUNE 30,
                                     ------------------------    ----------------------
                                        2004          2003          2004         2003
                                     ----------    ----------    ----------   ---------
                                            (MILLIONS)                  (MILLIONS)
           Segment revenues          $  2,353.7    $  2,923.5    $  4,628.5   $  6,699.1
                                     ==========    ==========    ==========   ==========
           Segment profit            $     43.8    $    335.9    $     11.8   $    198.9
                                     ==========    ==========    ==========   ==========


Three months ended June 30, 2004 vs. three months ended June 30, 2003


         The $569.8 million decrease in revenues includes a $407.4 million decrease in realized revenues and a $162.4 million decrease in net unrealized gains.

         Realized revenues represent 1) revenue from sale of commodities or completion of energy-related services and 2) gains and losses from the net financial settlement of derivative contracts. The $407.4 million decrease in realized revenues is primarily due to a decrease in power and natural gas realized revenues of $536.3 million, partially offset by a $58.9 million increase in crude and refined products realized revenues and a $70 million increase in interest rate portfolio realized revenues.

         Power and natural gas revenues decreased primarily due to a 42 percent decrease in power sales volumes. Sales volumes decreased because Power did not replace certain long-term physical contracts that expired or were terminated in 2003, primarily due to a lack of market liquidity and efforts to reduce our commitment to the Power business. Also, during the second quarter of 2003, Power corrected the accounting treatment previously applied to certain third party derivative contracts during 2002 and 2001, resulting in the recognition of $93 million in revenue that was attributable to prior periods. Refer to Note 1 of Notes to Consolidated Financial Statements for further information. The general decrease in power and natural gas realized revenues is partially offset by increased intercompany revenue from Midstream. Sales to Midstream have increased from the prior period as a result of higher processing margins, reflecting increased demand for natural gas used at its gas processing plants.

         Crude and refined products realized revenues increased primarily as a result of increased refined products sales made in order to optimize pipeline and storage capacity that Power expects to sell in 2004.

         The increase in realized revenues from Power's interest rate portfolio reflects the impact of a second-quarter 2004 rise in interest rates in contrast to a second quarter 2003 decline in rates.

         Unrealized gains and losses represent changes in the fair value of derivative contracts with a future settlement or delivery date. The $162.4 million decrease in net unrealized gains is primarily due to a $183.8 million decrease in net unrealized gains on power and natural gas derivative contracts, partially offset by an $18.9 million increase in unrealized gains on interest rate derivatives.

         The decrease in power and natural gas net unrealized gains is largely due to a lesser increase in forward natural gas prices in second-quarter 2004 compared to the same period in 2003. Interest rate unrealized gains (losses) increased due to an increase in forward interest rates in 2004 compared to a decrease in forward interest rates in 2003.



                                    99.6-10

         Power's costs represent purchases of commodities and fees paid for energy related services. Costs decreased $413.9 million primarily due to a $457.4 million decrease in power and natural gas costs offset by a $43.5 million increase in crude and refined products costs. Power and natural gas costs decreased largely due to a 44 percent decrease in power purchase volumes due largely to the expiration or termination of certain long-term physical contracts in 2003. This decrease was partially offset by the effect of an approximate 17 percent increase in the average price for natural gas purchases. Second-quarter 2004 reductions to liabilities associated with power marketing activities in California during 2000 and 2001 primarily resulting from recent contract agreements resulted in gains of $10.4 million, which contributed to the decrease in costs discussed above. Crude and refined products costs increased due to increased refined products purchases made in order to optimize pipeline and storage capacity that Power expects to sell in 2004.

         Selling, general and administrative expenses decreased $24 million. Compensation expense declined in 2004 as a result of staff reductions in prior years combined with the accelerated recognition in 2003 of certain deferred compensation arrangements. Power employed approximately 235 employees at June 30, 2004 compared to 265 employees at June 30, 2003. Additionally, a $6.5 million increase in bad debt reserves associated with a contract termination settlement in 2003 also contributed to the decrease.

         Other (income) expense - net in 2003 includes a $175 million gain from the sale of an energy-trading contract partially offset by a $20 million charge for a settlement with the CFTC in 2003.

Six months ended June 30, 2004 vs. six months ended June 30, 2003

         The $2.1 billion decrease in revenues includes a $2.0 billion decrease in realized revenues and a $98.4 million decrease in unrealized gains (losses).

         The $2 billion decrease in realized revenues is primarily due to a $1.5 billion decrease in power and natural gas realized revenues and a $524 million decrease in crude and refined products realized revenues, partially offset by a $55.5 million increase in interest rate portfolio realized revenues.

         Power and natural gas realized revenues decreased primarily due to a 45 percent decrease in power sales volumes. Also, during the second quarter of 2003, Power corrected the accounting treatment previously given to certain third party derivative contracts during 2002 and 2001, resulting in the recognition of approximately $107 million in revenues in the second quarter of 2003 attributable to prior periods. Refer to Note 1 of Notes to Consolidated Financial Statements for further information. Power and natural gas revenues in 2003 include a $37 million loss for increased power rate refunds owed to the state of California as the result of FERC rulings, which partially offsets the general decrease discussed above.

         Crude and refined products revenues decreased primarily due to the sale of the crude gathering business in 2003 and the continued efforts to exit this line of business.

         The increase in realized revenues from Power's interest rate portfolio reflects the impact of a rise in interest rates during the first six months of 2004 in contrast to a decline in rates over the same period during 2003.

         Unrealized revenues decreased primarily as a result of a decrease in natural gas unrealized revenues of $106.7 million, largely due to changes in the forward prices of natural gas. Because Power holds fixed price forward purchase contracts for natural gas, an increase in the forward natural gas price results in unrealized gains. However, the increase in the forward price of natural gas for the first six months of 2004 was not as significant as the increase in the same period in 2003. Thus, total unrealized gains related to natural gas derivatives decreased. Offsetting the decrease was the absence of unrealized losses of approximately $70 million recorded in first-quarter 2003 on contracts for which we elected the normal purchases and sales exception in second-quarter 2003.

         Power's costs decreased $2 billion due to a decrease in power and natural gas costs of $1.5 billion and a decrease in crude and refined products costs of $536.4 million. Power and natural gas costs decreased largely due to a 45 percent decrease in power purchase volumes. Second-quarter 2004 reductions to liabilities associated with power marketing activities in California during 2000 and 2001 resulted in gains of $10.4 million, which contributed to the decrease in costs discussed above. Costs in 2004 also reflect a $13 million payment made to terminate a non-derivative power sales contract, which partially offsets the decrease in power and natural gas costs. Crude and refined products costs decreased largely due to the sale of the crude gathering business in 2003 and the continued efforts to exit this line of business.



                                    99.6-11

         Selling, general and administrative expenses decreased $44.3 million. Compensation expense declined in 2004 as a result of staff reductions in prior years combined with the accelerated recognition in 2003 of certain deferred compensation arrangements. A $6.3 million reversal of bad debt reserve resulting from the first-quarter 2004 settlement with certain California utilities and the absence of a $6.5 million increase to bad debt reserves associated with a termination settlement in second-quarter 2003 also contributed to the decrease.

         Other (income) expense - net in 2003 includes a $175 million gain from the sale of an energy-trading contract partially offset by a $20 million charge for a settlement with the CFTC. Other (income) expense - net in 2004 includes $6.1 million in fees related to the sale of certain receivables to a third party.

GAS PIPELINE

OVERVIEW OF SIX MONTHS ENDED JUNE 30, 2004

         In February 2004, Transco placed an expansion into service increasing capacity on its natural gas system by 54,000 Dth/d. As discussed below, Northwest made additional progress towards repairing and restoring a segment of its natural gas pipeline system in western Washington.

         Effective June 1, 2004, and due in part to FERC Order 2004, management and decision-making control of certain regulated gas gathering assets was transferred from our Midstream segment to our Gas Pipeline segment. Consequently, the results of operations were similarly reclassified. All prior periods reflect these classifications.

OUTLOOK FOR THE REMAINDER OF 2004

         In December 2003, we received an Amended Corrective Action Order (ACAO) from the U.S. Department of Transportation's Office of Pipeline Safety (OPS) regarding a segment of one of our natural gas pipelines in western Washington. The pipeline experienced two breaks in 2003 and we subsequently idled the pipeline segment until its integrity could be assured. The decision to idle the pipeline has not had a significant impact on our ability to meet market demand to date. Primarily because of customer market profiles prior to the summer months, we have been able to meet firm service requirements through our parallel pipeline in the same corridor.

         We have successfully hydrotested and returned to service 111 miles of the 268 miles of pipe affected by the ACAO. That effort has restored 131 MDth/day of the 360 MDth/day of idled capacity and is anticipated to be adequate to meet most market conditions. The restored facilities will be monitored and tested as necessary until they are ultimately replaced. Total estimated testing and remediation costs are between $40 and $50 million, including approximately $9 million related to one segment of pipe that we recently determined not to return to service and is thus being expensed in the second quarter.

         As currently required by OPS, we plan to replace the pipeline's entire capacity by November 2006 to meet long-term demands. We conducted a reverse open season to determine whether any existing customers were willing to relinquish or reduce their capacity commitments to allow us to reduce the scope of pipeline replacement facilities. That resulted in 13 MDth/day of capacity being relinquished and incorporated into the replacement project. The total costs of the capacity replacement project are expected to be in the range of approximately $310 million to $360 million. The majority of these costs will be spent in 2005 and 2006. We anticipate filing a rate case to recover the capitalized costs relating to restoration and replacement of facilities following the in-service date of the replacement facilities.



                                    99.6-12

PERIOD-OVER-PERIOD RESULTS

                                  THREE MONTHS ENDED           SIX MONTHS ENDED
                                       JUNE 30,                    JUNE 30,
                             --------------------------- ---------------------------
                                  2004          2003          2004         2003
                             ------------- ------------- -----------    -----------
                                      (MILLIONS)                  (MILLIONS)
     Segment revenues           $  331.0      $  330.7      $  690.0     $  670.3
                                ========      ========      ========     ========
     Segment profit             $  132.8      $  115.5      $  280.2     $  265.8
                                ========      ========      ========     ========

Three months ended June 30, 2004 vs. three months ended June 30, 2003

         The $300,000 increase in Gas Pipeline revenues is due primarily to $14 million of higher transportation revenues associated with expansion projects. The $14 million consists of $10 million at Northwest from an expansion project that became operational in October 2003 (Evergreen) and $4 million higher demand revenues on the Transco system resulting primarily from new expansion projects that became operational in May 2003 (Momentum Phase I), November 2003 (Trenton-Woodbury) and February 2004 (Momentum Phase II). Partially offsetting these increases were $7 million lower revenues from the sale of environmental mitigation credits and $5 million lower transportation revenues ($3 million due to lower short-term firm on Northwest and $2 million due to lower gathering revenue on Transco).

         Costs and operating expenses increased $2 million, or one percent, due primarily to a $4 million increase in non-income related taxes, $2 million higher fuel expense at Transco, reflecting a reduction in pricing differentials on the volumes of gas used in operations as compared to 2003. These increases were partially offset by $4 million reduction of depreciation, depletion and amortization expense related to environmental mitigation credits.

         Other (income) expense - net in 2004 includes a $9 million charge for the write-off of previously-capitalized costs incurred on an idled segment of Northwest's system that we recently determined will not be returned to service. Other (income) expense - net in 2003 includes a $25.5 million charge at Northwest to write off capitalized software development costs for a service delivery system following a decision not to implement.

         The $17.3 million, or 15 percent, increase in Gas Pipeline segment profit is due primarily to the absence of the $25.5 million charge in 2003 discussed above and $3.2 million higher equity earnings (included in Investing income (loss)). These items were partially offset by the $9 million charge discussed above and the $2 million increase in costs and operating expenses. The increase in equity earnings includes a $3 million increase in earnings from our investment in Gulfstream Natural Gas System (Gulfstream).

Six months ended June 30, 2004 vs. six months ended June 30, 2003

         The $19.7 million, or three percent, increase in Gas Pipeline revenues is due primarily to $32 million higher transportation revenues associated with expansion projects. The $32 million consists primarily of $20 million at Northwest from an expansion project that became operational in October 2003 (Evergreen) and $12 million higher demand revenues on the Transco system resulting from new expansion projects that became operational in May 2003 (Momentum Phase I), November 2003 (Trenton-Woodbury) and February 2004 (Momentum Phase II). Revenues also increased due to $17 million higher gas exchange imbalance settlements (offset in costs and operating expenses). Partially offsetting these increases were $9 million lower revenues associated with tracked costs, which are passed through to customers (substantially offset in costs and operating expenses), $8 million lower revenues from the sale of environmental mitigation credits and $8 million lower transportation revenues ($5 million due to lower short-term firm on Northwest and $3 million due to lower gathering revenues on Transco).

         Costs and operating expenses increased $26 million, or eight percent, due primarily to $17 million higher gas exchange imbalance settlements (offset in revenues), $11 million higher fuel expense at Transco, reflecting a reduction in pricing differentials on the volumes of gas used in operations as compared to 2003 and $7 million higher expenses related to operations and maintenance expenses. These increases were partially offset by $8 million lower recovery of tracked costs which are passed through to customers (offset in revenues), a $5 million reduction of depreciation, depletion and amortization expense related to environmental mitigation credits and a $4 million reduction of expense in first-quarter 2004 related to an adjustment to depreciation recognized in a prior period.



                                    99.6-13

         Other (income) expense - net in 2004 includes a $9 million charge for the write-off of previously-capitalized costs incurred on an idled segment of Northwest's system that we recently determined will not be returned to service. Other (income) expense - net in 2003 includes a $25.5 million charge at Northwest to write off capitalized software development costs for a service delivery system following a decision not to implement.

         The $14.4 million, or five percent, increase in Gas Pipeline segment profit is primarily due to the absence of the $25.5 million charge in 2003 discussed above, $19.7 million higher revenues and $5.2 million higher equity earnings (included in Investment income (loss)). These increases were partially offset by the $26 million higher costs and operating expenses and the $9 million charge discussed above. The increase in equity earnings is primarily due to a $5.4 million increase in earnings from our investment in Gulfstream.

EXPLORATION & PRODUCTION

OVERVIEW OF THE SIX MONTHS ENDED JUNE 30, 2004

         Domestic average daily production volumes increased 14 percent from the beginning of the year. Domestic average daily production was approximately 511 million cubic feet of gas equivalent at June 30, 2004, compared to 450 million cubic feet at the beginning of the year, and has surpassed production levels reached prior to the asset sales of 2003. The increase is a result of the company successfully contracting additional drilling rigs, particularly in the Piceance basin, to increase our development drilling. Additionally, the Piceance drilling program has improved the efficiency time to drill a well and start another one, increasing the number of wells drilled in a particular period of time and bringing new production on line more quickly. Additional rigs were also added to the other core areas of San Juan, Arkoma and Powder River basins. The benefit of these higher volumes was offset by hedge losses and increasing costs, including a loss provision related to an ownership dispute on prior period production.

OUTLOOK FOR THE REMAINDER OF 2004

         Our expectations for the remainder of the year include:

         - A continuing development drilling program in our key basins with an increase in activity in the Piceance basin.

         - Increasing our beginning of the year production level 15 percent by the end of 2004. Approximately 78 percent of our forecasted production for the remainder of 2004 is hedged at prices that average $3.69 per mcfe at a basin level.

         The following discussions of the quarter-over-quarter and year-to-date comparative results primarily relate to our continuing operations. However, the results for 2003 include those operations that were sold during 2003 that did not qualify for discontinued operations reporting. Those properties consist of the Uinta and Denver Julesberg basins and certain additional properties in the Green River and San Juan basins. The operations classified as discontinued operations are the properties in the Hugoton and Raton basins.

PERIOD-OVER-PERIOD RESULTS



                                 THREE MONTHS ENDED          SIX MONTHS ENDED
                                      JUNE 30,                   JUNE 30,
                              -----------------------     ----------------------
                                 2004         2003          2004          2003
                              ---------     ---------     --------       ------
                                     (MILLIONS)                 (MILLIONS)
      Segment revenues         $  189.0     $  200.2      $  354.2      $  444.1
                               ========     ========      ========      ========
      Segment profit           $   43.3     $  178.7      $   94.8      $  292.5
                               ========     ========      ========      ========


                                    99.6-14

Three months ended June 30, 2004 vs. three months ended June 30, 2003

         The $11.2 million, or six percent, decrease in Exploration & Production revenues is due primarily to lower income on derivative instruments that did not qualify for hedge accounting, and lower income from the utilization of excess transportation capacity. These decreases are partially offset by an increase in revenues from gas management activities.

         Domestic production revenues increased slightly from the prior period. Net realized average prices include the effect of hedge positions. Production volumes increased slightly from period to period while net realized prices were lower than the prior period. We expect volumes to continue to increase during the remainder of the year as our drilling program continues.

         To minimize the risk and volatility associated with the ownership of producing gas properties, we enter into derivative forward sales contracts which economically lock in a price for a portion of our future production. Approximately 76 percent of domestic production in the second quarter of 2004 was hedged. These hedging decisions are made considering our overall commodity risk exposure.

         Costs and expenses, including selling, general and administrative expenses, increased $19 million, primarily reflecting the following:

         - $7 million higher lease operating expense associated with the increase of well maintenance activities, higher labor and fuel costs and an increase in overhead payments to another operator;

         - $6 million higher gas management expenses associated with the higher revenues from gas management activities;

         - $2 million higher depreciation, depletion, and amortization expense primarily as a result of higher production volumes; and

         - a $2 million increase in operating taxes primarily as a result of higher production volumes.

         The $135.4 million decrease in segment profit is due primarily to the gain on the sale of properties of $91.5 million in the second quarter of 2003. Additionally, there were lower revenues related to excess transportation capacity and non-hedge derivative income in 2004. In addition, a loss provision of $11.3 million was recorded to Other (income) expense - net during the second quarter of 2004 related to an ownership dispute on prior period production.

Six months ended June 30, 2004 vs. six months ended June 30, 2003

         The $89.9 million, or 20 percent, decrease in Exploration & Production's revenues is primarily due to the $45 million lower domestic production revenues reflecting lower net realized average prices and lower production volumes. The remainder of the decrease reflects a reduction in revenues from gas management activities, lower income from the utilization of excess transportation capacity, and lower income on derivative instruments that did not qualify for hedge accounting.

         The decrease in domestic production revenues reflects $35 million lower revenues associated with a three percent decrease in net domestic production volumes and $10 million lower revenues associated with a 12 percent decrease in net realized average prices for production sold. The decrease in production volumes primarily results from the sales of properties in 2003, partially offset by increased production volumes for properties retained.

         Costs and expenses, including selling, general and administrative expenses, decreased $1 million primarily reflecting the following:

         - $7 million lower gas management expenses associated with the lower revenues from gas management activities;

         - $3 million lower selling, general and administrative expenses as a result of assets sold in 2003;

         - $2 million lower depreciation, depletion, and amortization expense as a result of decreased volumes; and

         -        $8 million higher lease operating expense.



                                    99.6-15

         Other (income) expense - net includes $91.5 million in net gains on the sale of assets during 2003.

         The $197.7 million decrease in segment profit is due primarily to the absence of $92 million in net gains on the sales of assets in 2003, a decrease in net domestic production volumes resulting from the assets sold in 2003, and lower net realized average prices. Additionally, a loss provision of $11.3 million was recorded to Other (income) expense - net during the second quarter of 2004 related to an ownership dispute on prior period production.

MIDSTREAM GAS & LIQUIDS

OVERVIEW OF SIX MONTHS ENDED JUNE 30, 2004

         Consistent with our strategy to invest in growth areas where we have large scale assets and divest non-core assets, we placed into service additional infrastructure in the deepwater offshore area of the Gulf of Mexico and expanded the Opal gas processing facility in Wyoming. In the deepwater Gulf of Mexico, the Devils Tower production handling facility, the Canyon Chief gas pipeline, and the Mountaineer oil pipeline began flowing product in May 2004, while the Gunnison oil pipeline volumes have been increasing since the first of the year. These deepwater assets contributed approximately $13 million to segment profit in the second quarter. Additionally, the Opal expansion began operating in the first quarter of 2004.

         We have made significant progress on our asset sale program. We recently announced the execution of purchase and sale agreements for the sale of our western Canadian Straddle Plants and certain South Texas gas pipelines (owned by Transco Gas Pipeline). These transactions are expected to yield approximately $565 million in U.S. funds. The Canadian sale closed in July 2004 and the South Texas sale is pending FERC approval and is expected to close in the fourth-quarter of 2004. We continue to negotiate with counterparties for the sale of Gulf Liquids and the ethylene distribution business in Louisiana.



                                    99.6-16

OUTLOOK FOR THE REMAINDER OF 2004

         The following factors could impact our business in the remaining quarters of 2004 and beyond:

         - Continued growth in the deepwater areas of the Gulf of Mexico is expected to contribute to, and become a larger component of our future segment revenues and segment profit. We expect these additional fee-based revenues to lower our overall exposure to commodity price risks. Revenues related to the Gunnison and Devils Tower deepwater projects are expected to continue growing throughout 2004 and make a contribution to annual segment profit in 2004.

         - Our domestic gas processing margins benefited from strong crude oil prices in the first six months of 2004 and achieved five-year annual average. Since natural gas and crude oil markets are highly volatile, our processing margins in the first half of 2004 are not necessarily indicative of levels expected for the remainder of 2004.

         - Beginning in the second quarter of 2003, our Gulf Coast gas processing plants earned additional fee revenues from short-term processing agreements contracted in response to gas merchantability orders from pipeline operators requiring producers' gas to be processed to achieve pipeline quality standards. These contracts could be terminated as a result of a shift in regulatory policy or a sustained, long-term period of favorable gas processing margins. The termination of these short-term contracts could result in lower Gulf Coast processing revenues.

         - We have requested a waiver from the FERC regarding compliance with FERC Order 2004 for the management of Discovery Gas Transmission and Black Marlin assets. In July, the FERC granted a partial waiver allowing our Midstream segment to continue to manage these assets subject to the remaining procedural requirements of the FERC order. We continue to evaluate the details of the partial waiver and our compliance with the remaining requirements. Transfer of management of these assets would result in lower segment profit for Midstream, but Williams consolidated operating profit would remain unchanged.

         - Our Venezuelan assets were constructed and are currently operated for the exclusive benefit of Petroleos de Venezuela S.A. (PDVSA), the state owned Petroleum Corporation of Venezuela. The Venezuelan economic and political environment can be volatile, but has not significantly impacted the cash flows of our facilities to date. However, the upcoming referendum on the Presidency of Hugo Chavez may create a higher degree of risk than we have experienced to date. PDVSA is applying increased pressure on the terms of operating contracts with vendors like and including ourselves.

         During second-quarter 2004, we reclassified the operations of the Canadian Straddle Plants to discontinued operations. In July 2004, we completed the sale of these assets for approximately $536 million in U.S. funds. The estimated pre-tax gain on sale of approximately $190 million will be recorded in the third quarter of 2004. Additionally, the Canadian liquids system and Gulf Liquids continue to be classified as discontinued operations. Effective June 1, 2004, and due in part to FERC Order 2004, management and decision-making control of certain regulated gas gathering assets was transferred from our Midstream segment to our Gas Pipeline segment. Consequently, the results of operations were similarly reclassified. All prior periods reflect these classifications.

         On July 20, 2004, Wilpro Energy Services (PIGAP II) Limited, one of our subsidiaries, received a notice of default from the Venezuelan state oil company, PDVSA, relating to certain operational issues alleging that our subsidiary is not in compliance under a services agreement. We do not believe a basis exists for such notice and are contesting the giving of this notice. Although this notice of default could result in an event of default with respect to project loans totaling approximately $219 million and could result in an adverse effect with respect to other of our debt instruments, we believe that we will be able to resolve any issues arising from the alleged notice of default without any such results occurring with respect to our other debt instruments. The lenders under the project loan agreement have confirmed to us in writing that based on the facts they currently know, they have no intention of exercising any rights or remedies under the project loan agreement until the issues raised in the notice and our response are clarified.



                                    99.6-17

PERIOD-OVER-PERIOD RESULTS

                                               THREE MONTHS ENDED            SIX MONTHS ENDED
                                                    JUNE 30,                     JUNE 30,
                                             ---------------------     ------------------------
                                               2004         2003          2004          2003
                                             --------     --------     ----------    ----------
                                                   (MILLIONS)                 (MILLIONS)
  Segment revenues                           $  630.5     $  502.2     $  1,257.8    $  1,367.6
                                             ========     ========     ==========    ==========
  Segment profit (loss)
    Domestic Gathering & Processing          $   76.7     $   59.1    $     154.9   $     159.7
    Venezuela                                    19.4         20.0           40.9          33.5
    Other                                         3.4        (21.9)          11.3         (23.2)
                                             --------     --------     ----------    ----------
     Total                                   $   99.5     $   57.2     $    207.1    $    170.0
                                             ========     ========     ==========    ==========

Three months ended June 30, 2004 vs. three months ended June 30, 2003

         The $128.3 million increase in Midstream's revenues is primarily the result of favorable gas processing and olefins production economics. Revenues associated with natural gas liquids (NGLs) and olefins products increased $123 million due to significantly higher production volumes and slightly higher market prices. Included within the $123 million increase are revenues associated with our deepwater assets, including our recently completed infrastructure, which generated $18 million in higher fee revenue. In addition, revenues increased $81 million as the result of marketing natural gas liquids (NGLs) on behalf of our customers. Before 2004, our purchases of customers' NGLs were netted within revenues. In 2004, these purchases of customers' NGLs are reported in costs and operating expenses which substantially offsets the change in revenues. These revenue increases are largely offset by lower trading revenues resulting from the fourth-quarter 2003 sale of our wholesale propane business.

         Costs and operating expenses increased $101 million primarily due to the higher cost of natural gas and ethene required to produce NGL and olefins. Natural gas purchases used to replace the heating value of NGLs extracted at our gas processing facilities increased $78 million while feedstock for olefins production increased $12 million. Higher NGL production volumes also resulted in $9 million in higher transportation and fractionation expenses. Maintenance costs, additional depreciation expense, and other product purchases increased approximately $22 million. With a similar impact to sales, total costs and operating expenses increased $81 million due to the marketing of NGLs on behalf of customers. These higher costs and operating expenses are largely offset by lower trading purchases due to the sale of our wholesale propane business noted above.

         The $42.3 million increase in Midstream segment profit for the second quarter of 2004 is primarily the result of improved results at our domestic gathering and processing business and at our olefins facilities. A more detailed analysis of segment profit of Midstream's various operations is presented below.

         Domestic Gathering & Processing: The $17.6 million increase in domestic gathering and processing segment profit includes an increase of $13.6 million in the Gulf Coast region's segment profit and a $4.0 million increase in the West region.

         Segment profit for our Gulf Coast region increased $13.6 million as a result of incremental profits from newly constructed assets in the deepwater area of the Gulf of Mexico. The Devils Tower production handling facility, the Canyon Chief gas pipeline, and the Mountaineer oil were all placed into service at the end of the first quarter of 2004.

         Our West Region's segment profit increased $4 million reflecting improved gas processing margins offset by lower fee revenues and higher operating expenses. Following are certain material components of the increase:

         - Our gas processing margins increased $12 million due to higher NGL volumes and higher NGL prices supported by significantly higher crude prices. The increase in NGL revenues was partially offset by higher natural gas purchases caused by higher volumes and market prices.

         - Fee revenues for gathering and processing services declined $5 million as a result of slightly lower rates and volumes in the Four Corners area.

         - Maintenance expenses increased $5 million primarily due to additional scheduled maintenance projects at the San Juan and Wyoming facilities.



                                    99.6-18

         Venezuela: Segment profit for our Venezuelan assets in the second quarter of 2004 remained consistent with the second quarter of 2003.


         Other: With improved olefins fractionation margins, results from our NGL trading, fractionation, and storage business, olefins businesses, and partnership investments increased $25.3 million. Primary drivers of these results are as follows:


         - Segment profit for our NGL trading, fractionation, and storage business increased $10 million primarily due to $7 million higher net trading revenues. The improvement in net trading revenues is largely due to the absence of charges totaling $5 million recognized in 2003 for inventory hedge losses and adjustments. Our trading revenues also reflect a $2 million gain generated by rising NGL market prices while our production barrels are being transported to market. Selling, general and administrative expense was $2 million lower in the second-quarter 2004, primarily as a result of the fourth-quarter 2003 sale of our wholesale propane business.


         - Segment profit for our olefins businesses increased $17 million. Domestic olefins fractionation margins improved $8 million reflecting the significant strengthening of the ethylene market in 2004 resulting from lower ethylene inventories and higher demand for olefins products. As a result, our domestic olefins business increased its volume of spot sales significantly. In addition, margins were improved by a new higher fixed margin contract. The $9 million improvement from our Canadian Olefins group is largely attributable to $6 million in higher olefins fractionation margins.


Six months ended June 30, 2004 vs. six months ended June 30, 2003

         The $109.8 million decrease in Midstream's revenue is primarily the result of lower trading revenues primarily due to the fourth-quarter 2003 sale of our wholesale propane business. This decline was largely offset by higher revenues from all of Midstream's current businesses. Revenue from the sale of NGLs and olefins products increased $177 million due to significantly higher production volumes and slightly higher market prices as a result of improving market conditions in 2004. Included within the $177 million increase are revenues associated with our deepwater assets, including our recently completed infrastructure, which generated $21 million in higher fee revenue. Additionally, sales of NGLs increased $128 million as a result of marketing of NGLs on behalf of our customers. Before 2004, our purchases of customers' NGLs were netted within revenues. In 2004, these purchases of customers' NGLs are reported in costs and operating expenses, which substantially offsets the change in revenues.

         Cost and operating expenses declined $120.9 million primarily as a result of lower trading costs due to the sale of our wholesale propane business. This decline was partially offset by higher costs relating to the increase in NGL and olefins production noted above. Natural gas purchases used to replace the heating value of NGLs extracted at our gas processing facilities increased $117 million and feedstock for olefins production increased $39 million. Higher NGL production volumes also resulted in $8 million in higher transportation and fractionation expenses. Maintenance costs, additional depreciation expense, and other product purchases increased approximately $25 million. With a similar impact to sales, total costs and operating expenses increased $128 million due to the marketing of NGLs on behalf of customers.


         The $37.1 million increase in Midstream segment profit for the first six months of 2004 is due primarily to improved olefins production margins and higher deepwater profits. These increases are partially offset by lower gas processing margins and lower gathering and processing fee income. A more detailed analysis of segment profit of Midstream's various operations is presented below.


         Domestic Gathering & Processing: The $4.8 million decrease in our domestic gathering and processing segment profit includes a $20.1 million decline in the West region partially offset by a $15.3 million increase in our Gulf Coast region.



                                    99.6-19

         Our West region's segment profit declined $20.1 million primarily due to lower gas processing margins, lower gathering and processing fee revenues, and higher operating expenses. Following are certain material components of the decrease.

         - Although still above 5-year averages, gas processing margins in the first six months of 2004 declined $9 million from the level recorded in the same period in 2003. Higher market prices for natural gas used to replace the heating value of NGLs extracted at our processing plants negatively impacted our processing margins. This increase in natural gas prices is largely due to the absence of depressed Wyoming natural gas prices caused by regional transportation constraints in the first quarter of 2003. This impact of higher natural gas prices is partially offset by significantly higher NGL prices in 2004 supported by strong crude prices.

         - Gathering and processing fee revenues declined $12 million primarily due to fewer customers electing the fee-based billing option of processing contracts and slightly lower rates and volumes in the Four Corners area.

         - Maintenance expenses increased $8 million primarily due to additional scheduled maintenance projects at the San Juan and Wyoming facilities.

         - Other revenues increased $4 million primarily due to higher gas treating fees on our southwest Wyoming facilities.

         Segment profit for our Gulf Coast Region increased $15.3 million primarily as a result of newly constructed assets in the deepwater area of the Gulf of Mexico. The Devils Tower production handling facility, the Canyon Chief gas pipeline, and the Mountaineer oil were all placed into service at the end of the first quarter of 2004. In addition, gas processing margins increased as a result of new processing agreements created to allow producers' gas to be processed to achieve pipeline quality standards.

         Venezuela: The $7.4 million increase in segment profit for our Venezuelan assets is primarily due to the absence of a fire at the El Furrial facility that reduced revenues by $10 million in the first quarter of 2003. In addition, lower equity earnings from our investment in the Accroven partnership and higher currency revaluation expenses negatively impacted segment profit.

         Other: As a result of improved olefins fractionation margins, results from our NGL trading, fractionation, and storage business; olefins businesses; and partnership investments increased $34.5 million, as follows:

         - Segment profit for our NGL trading, fractionation, and storage business increased $4 million primarily due to $4 million in lower selling, general and administrative expense resulting from the fourth-quarter 2003 sale of our wholesale propane business.

         - Segment profit for the olefins businesses increased $24 million. Domestic olefins fractionation margins improved $12 million reflecting the significant strengthening of the ethylene market in 2004 created as a result of lower ethylene inventories and higher demand for olefins products. As a result, our domestic olefins business increased its volume of spot sales significantly. In addition, margins were improved by a new higher fixed margin contract. Segment profit from our Canadian olefins business increased $12 million largely due to $6 million in higher olefins fractionation margins. Currency translation adjustments were $4 million favorable as a result of a strengthening Canadian dollar.


         - Our earnings from partially owned domestic assets accounted for using the equity method increased $6 million largely due to the absence of items impacting earnings of partnerships in 2003. This 2003 activity includes $12 million in charges associated with accounting adjustments recorded at the Discovery partnership, a $5 million gain on the sale of our investment in Rio Grande Pipeline partnership, and the absence of approximately $4 million in earnings generated from investments that were sold after the second quarter of 2003.




                                    99.6-20

OTHER

                                   THREE MONTHS ENDED           SIX MONTHS ENDED
                                        JUNE 30,                     JUNE 30,
                                 -----------------------     ----------------------
                                     2004         2003          2004         2003
                                 ----------    ---------     --------     ----------
                                       (MILLIONS)                  (MILLIONS)
      Segment revenues           $    7.0      $   20.1      $   19.6     $   48.1
                                 ========      ========      ========     ========
      Segment loss               $  (14.3)     $  (51.7)     $  (23.0)    $  (46.9)
                                 ========      ========      ========     ========

         Other segment revenues for the three and six months ended June 30, 2003 includes approximately $8 million and $22 million, respectively, of revenues related to certain butane blending assets, which were sold during third-quarter 2003.

         Other segment loss for the three and six months ended June 30, 2004 includes a $10.8 million impairment of our investment in Longhorn. The charge reflects management's belief that there was an other than temporary decline in the fair value of this investment following a determination that additional funding would be required to commission the pipeline into service. The project incurred cost overruns in preparation for commissioning, including higher priced line fill costs and is expected to become operational before the end of 2004. Other segment loss for the six months ended June 30, 2004 includes $6.5 million net unreimbursed advisory fees related to the recapitalization of Longhorn in February 2004. If the project achieves certain future performance measures, the unreimbursed fees may be recovered. As a result of this recapitalization, we sold a portion of our equity investment in Longhorn for $11.4 million, received $58 million in repayment of a portion of our advances to Longhorn and converted the remaining advances, including accrued interest, into preferred equity interests in Longhorn. These preferred equity interests are subordinate to the preferred interests held by the new investors. Other than the unreimbursed fees, no gain or loss was recognized on this transaction.

         Other segment loss for the three and six months ended June 30, 2003 includes a $42.4 million impairment related to the investment in equity and debt securities of Longhorn.



                                    99.6-21

FAIR VALUE OF TRADING DERIVATIVES

    The chart below reflects the fair value of derivatives held for trading purposes as of June 30, 2004. We have presented the fair value of assets and liabilities by the period in which we expect them to be realized.


                                       ASSETS (LIABILITIES)
              -----------------------------------------------------------------------
                  TO BE           TO BE          TO BE      TO BE REALIZED
               REALIZED IN     REALIZED IN    REALIZED IN     IN 61-120
               1-12 MONTHS    13-36 MONTHS   36-60 MONTHS      MONTHS       TOTAL FAIR
                (YEAR 1)       (YEARS 2-3)    (YEARS 4-5)   (YEARS 6-10)       VALUE
              -----------------------------------------------------------------------
                                            (MILLIONS)
                $  (31)          $  17          $  (8)          $  1          $  (21)


    As the table above illustrates, we are not materially engaged in trading activities. However, we hold a substantial portfolio of non-trading derivative contracts. Non-trading derivative contracts are those that hedge or could possibly hedge Power's long-term structured contract position and the activities of our other segments on an economic basis. Certain of these economic hedges have not been designated as or do not qualify as SFAS No. 133 hedges. As such, changes in the fair value of these derivative contracts are reflected in earnings. We also hold certain derivative contracts, which do qualify as SFAS No. 133 cash flow hedges, which primarily hedge Exploration & Production's forecasted natural gas sales. As of June 30, 2004, the fair value of these non-trading derivative contracts was a net asset of $234 million.

COUNTERPARTY CREDIT CONSIDERATIONS

    We include an assessment of the risk of counterparty non-performance in our estimate of fair value for all contracts. Such assessment considers 1) the credit rating of each counterparty as represented by public rating agencies such as Standard & Poor's and Moody's Investors Service, 2) the inherent default probabilities within these ratings, 3) the regulatory environment that the contract is subject to and 4) the terms of each individual contract.

    Risks surrounding counterparty performance and credit could ultimately impact the amount and timing of expected cash flows. We continually assess this risk. We have credit protection within various agreements to call on additional collateral support if necessary. At June 30, 2004, we held collateral support of $338 million.

    We also enter into netting agreements to mitigate counterparty performance and credit risk. During second-quarter 2004, we did not incur any significant losses due to recent counterparty bankruptcy filings.



                                    99.6-22

         The gross credit exposure from our derivative contracts as of June 30, 2004 is summarized below.

                                                                    INVESTMENT
                      COUNTERPARTY TYPE                               GRADE(A)      TOTAL
             -------------------------------------                  ---------- -----------
                                                                          (MILLIONS)
             Gas and electric utilities                             $    667.9 $     780.5
             Energy marketers and traders                              2,446.9     4,843.7
             Financial institutions                                    1,343.4     1,343.4
             Other                                                       434.2       438.5
                                                                    ---------- -----------
                                                                    $  4,892.4     7,406.1
                                                                    ==========
             Credit reserves                                                         (34.2)
                                                                               -----------
             Gross credit exposure from derivatives(b)                         $   7,371.9
                                                                               ===========

         We assess our credit exposure on a net basis. The net credit exposure from our derivatives as of June 30, 2004 is summarized below.

                                                                   INVESTMENT
                    COUNTERPARTY TYPE                                GRADE(A)       TOTAL
             -------------------------------------                  ---------- -----------
                                                                         (MILLIONS)
               Gas and electric utilities                          $  130.2    $     145.5
               Energy marketers and traders                           527.8          792.3
               Financial institutions                                 191.5          191.5
               Other                                                    2.9            3.9
                                                                   --------    -----------
                                                                   $  852.4        1,133.2
                                                                   ========
               Credit reserves                                                       (34.1)
                                                                               -----------
               Net credit exposure from derivatives(b)                         $   1,099.1
                                                                               ===========

(a) We determine investment grade primarily using publicly available credit ratings. We included counterparties with a minimum Standard & Poor's rating of BBB- or Moody's Investors Service rating of Baa3 in investment grade. We also classify counterparties that have provided sufficient collateral, such as cash, standby letters of credit, adequate parent company guarantees, and property interests, as investment grade.

(b) One counterparty within the California power market represents more than ten percent of the derivative assets and is included in investment grade. Standard & Poor's and Moody's Investors Service do not currently rate this counterparty. We included this counterparty in the investment grade column based upon contractual credit requirements in the event of assignment or substitution of a new obligation for the existing one.



                                    99.6-23

FINANCIAL CONDITION AND LIQUIDITY

LIQUIDITY

Overview



         As discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, we successfully executed certain critical components of our plan during 2003. Key execution steps for 2004 and beyond, and our progress to date, include the following:

         1) Completion of planned asset sales, which we estimated would generate proceeds of approximately $800 million in 2004.


                  - On March 31, 2004, we completed the sale of our Alaska refinery and related assets for approximately $304 million.

                  - On July 28, 2004, we completed the sale of three straddle plants in western Canada for approximately $536 million.

                  - In addition to these transactions, we expect to generate additional proceeds from the sale of assets of approximately $50 to $100 million.


         2) Additional reduction of our selling, general and administrative costs.

                  - On June 1, 2004, we announced an agreement with IBM Business Consulting Services (IBM) to aid us in transforming and managing certain areas of our accounting, finance and human resources processes. In addition, IBM will manage key aspects of our information technology, including enterprise wide infrastructure and application development. The 7 1/2 year agreement began July 1, 2004 and is expected to reduce costs in these areas while maintaining a high quality of service.

         3) The replacement of our cash-collateralized letter of credit and revolver facility with facilities that do not encumber cash.

                  - In April 2004, we entered into two unsecured bank revolving credit facilities totaling $500 million. These facilities provide for both borrowings and letters of credit, but are used primarily for issuing letters of credit. Use of these new facilities released approximately $500 million of restricted cash, restricted investments and margin deposits in the second quarter. Also, on May 3, 2004 we entered into a new three-year, $1 billion secured revolving credit facility which is available for borrowings and letters of credit. Northwest and Transco have access to $400 million each under the facility, which is secured by certain Midstream assets and a guarantee from WGP (see Note 12 of Notes to the Consolidated Financial Statements).

        4)   Continuation of our efforts to exit from the Power business.

                  - We continue to evaluate alternatives and discuss our plans and operating strategy for the Power business with our Board of Directors. As an alternative to continuing a plan of pursuing a complete exit from the Power business, we are evaluating whether the benefits of realizing the positive cash flow expected to be generated by this business through continued ownership exceed the benefits of a sale at a depressed price. If we pursue this alternative, we expect to continue our current program of managing this business to minimize financial risk, generate cash and manage existing contractual commitments.

Sources of liquidity

         Our liquidity is derived from both internal and external sources. Certain of those sources are available to us (at the parent level) and others are available to certain of our subsidiaries.

         At June 30, 2004, we have the following sources of liquidity from cash and cash equivalents:

                  - Cash-equivalent investments at the corporate level of $794 million as compared to $2.2 billion at December 31, 2003.

                  - Cash and cash-equivalent investments of various international and domestic entities of $236 million, as compared to $91 million at December 31, 2003.


                                    99.6-24

         At December 31, 2003, we had capacity of $447 million available under the $800 million revolving and letter of credit facility. This facility was terminated on May 3, 2004. At June 30, 2004, we have capacity of $11 million available under the two unsecured revolving credit facilities totaling $500 million and $819 million available under our $1 billion secured revolving facility. We also have a commitment from our agent bank to expand our credit facility by an additional $275 million.

         We have an effective shelf registration statement with the Securities and Exchange Commission that authorizes us to issue an additional $2.2 billion of a variety of debt and equity securities. However, the ability to utilize this shelf registration for debt securities is restricted by certain covenants of our debt agreements.

         In addition, our wholly owned subsidiaries Northwest and Transco have outstanding registration statements filed with the Securities and Exchange Commission. As of June 30, 2004, approximately $350 million of shelf availability remains under these registration statements. However, the ability to utilize these registration statements is restricted by certain covenants associated with our $800 million 8.625 percent senior unsecured notes. Interest rates, market conditions, and industry conditions will affect amounts raised, if any, in the capital markets.

         During the first six months of 2004, we satisfied liquidity needs with:

         - $304 million in cash generated from the sale of the Alaska refinery and related assets, and

         - $603.6 million in cash generated from operating activities of continuing operations, including the release of approximately $500 million of restricted cash, restricted investments and margin deposits previously used to collateralize certain credit facilities.

Credit ratings

         As part of executing the business plan announced in February, 2003, we established a goal of returning to investment grade status. While reduction of debt is viewed as a key contributor towards this goal, certain of the key credit rating agencies have imputed the financial commitments associated with our long-term tolling agreements within the Power business as debt. If we are unable to achieve our goal of exiting the Power business or otherwise eliminating these commitments, obtaining an investment grade rating may be further delayed. See
Note 1 of Notes to Consolidated Financial Statements for a further discussion on the status of the Power business.

         On July 30, 2004, Standard & Poor's raised our debt ratings outlook to stable from negative citing our debt reductions efforts. If we continue to reduce debt in line with forecasts, our rating could improve over the three-year horizon of the outlook. An improved rating could result in lower borrowing costs. However, if financial ratios fall considerably below expectations, the outlook and the rating could decline.

Off-balance sheet financing arrangements and guarantees of debt or other commitments to third parties

         As discussed previously, in April 2004, we entered into two unsecured bank revolving credit facilities totaling $500 million. We were able to obtain the unsecured credit facilities because the funding bank syndicated its associated credit risk into the institutional investor market via a Rule 144A offering, which allows for the sale of certain restricted securities only to qualified institutional buyers. Upon the occurrence of certain credit events, letters of credit outstanding under the agreement become cash collateralized, creating a borrowing under the facilities. Concurrently the bank can deliver the facilities to the institutional investors, whereby the investors replace the bank as lender under the facilities.

         To facilitate the syndication of the facilities, the bank established trusts funded by the institutional investors. The assets of the trusts serve as collateral to reimburse the bank for our borrowings in the event the facilities are delivered to the investors. We have no asset securitization or collateral requirements under the new facilities. During the second quarter, use of these new facilities released approximately $500 million of restricted cash, restricted investments and margin deposits (see Note 12 of Notes to the Consolidated Financial Statements).



                                    99.6-25

OPERATING ACTIVITIES

         For the six months ended June 30, 2004, we recorded approximately $30 million in Provision for loss on investments, property and other assets consisting primarily of a $10.8 million impairment of our investment in Longhorn and a $9 million write off of previously-capitalized costs incurred on an idled segment of Northwest's system.

         For the six months ended June 30, 2003, we recorded approximately $121 million in Provision for loss on investments, property and other assets consisting primarily of a $42.4 million impairment of our investment in Longhorn, a $25.5 million write-off of software development costs at Northwest, a $13.5 million impairment of an investment in a company holding phosphate reserves and a $12 million impairment of Algar Telecom S.A.

         The net gain on disposition of assets in second quarter 2003 primarily consists of the gains on the sales of natural gas properties.

         In 2003, we recorded an accrual for fixed rate interest included in the RMT Note on the Consolidated Statement of Cash Flows representing the quarterly non-cash reclassification of the deferred fixed rate interest from an accrued liability to the RMT Note. The amortization of deferred set-up fee and fixed rate interest on the RMT Note relates to amounts recognized in the income statement as interest expense, which were not payable until maturity. The RMT Note was repaid in May 2003.

         In the first quarter of 2004, we recognized net cash used by operating activities of discontinued operations in the Consolidated Statement of Cash Flow of $47.1 million. Included in this amount was approximately $70 million in use of funds related to the timing of settling working capital issues of the Alaska refinery and related assets. In the second quarter of 2004, we received the proceeds from the collection of approximately $58 million in trade receivables related to the Alaska refinery and related assets.

FINANCING ACTIVITIES

         On March 15, 2004, we retired the remaining $679 million obligation pertaining to the outstanding balance of the 9.25 percent senior unsecured Notes due March 15, 2004. The $679 million represented the remaining amount of the Notes subsequent to the fourth-quarter 2003 tender which retired $721 million of the original $1.4 billion balance.

         In May 2004, we made cash tender offers for approximately $1.34 billion aggregate principal amount of a specified series of our outstanding notes and debentures. As of the June 8, 2004, tender offer expiration date, we accepted for purchase tenders of notes and debentures with an aggregate principal amount of approximately $1.17 billion. The payment of these notes and debentures in second-quarter 2004 is recorded as Payments of long term debt on the Consolidated Statement of Cash Flows. In May 2004, we also repurchased on the open market debt of approximately $255 million of various notes with maturity dates ranging from 2006 to 2011. In conjunction with the tendered notes, related consents, and the debt repurchase, we paid premiums of approximately $79 million. The premiums, as well as related fees and expenses, together totaling $96.8 million, were recorded in Early debt retirement costs.

         In June 2004, we made a payment of approximately $109 million for accrued interest, short-term payables, and long-term debt to repurchase certain receivables from the California Power Exchange that were previously sold to a third party. Approximately $79 million of the payment is included in payments of long-term debt on the Consolidated Statement of Cash Flows. In July 2004, we received payment of approximately $104 million from the California Power Exchange which will be reported in cash flows from operations in the third quarter.

         For a discussion of other borrowings and repayments in 2004, see Note 12 of Notes to Consolidated Financial Statements.

         Dividends paid on common stock are currently $.01 per common share on a quarterly basis and totaled $10.4 million for the six months ended June 30, 2004. One of the covenants under the indenture for the $800 million senior unsecured notes due 2010 currently limits our quarterly common stock dividends to not more than $.02 per common share. This restriction will be removed in the future if certain requirements in the covenants are met.



                                    99.6-26

INVESTING ACTIVITIES

         During the first four months of 2004, we purchased $471.8 million of restricted investments comprised of U.S. Treasury notes and received proceeds on maturity of $851.4 million of such investments on their scheduled maturity date. We made these purchases to satisfy the 105 percent cash collateralization requirement in the $800 million revolving credit facility. This facility was terminated May 3, 2004, subsequent to us entering into the $1 billion secured revolving credit facility (see Note 12 of Notes to Consolidated Financial Statements).

         During February 2004, we participated in a recapitalization plan completed by Longhorn. As a result of this plan, we received $58 million in repayment of a portion of our advances to Longhorn and converted the remaining advances, including accrued interest, into preferred equity interests in Longhorn. The $58 million received is included in Proceeds from dispositions of investments and other assets.

         The following sales in the first half of 2004 and in 2003 provided significant proceeds and may include various adjustments subsequent to the actual date of sale.

    In 2004:

         - $304 million related to the sale of Alaska refinery, retail and pipeline and related assets.

    In 2003:

         -        $793 million related to the sale of Texas Gas Transmission
                  Corporation,

         - $431 million (net of cash held by Williams Energy Partners) related to the sale of our general partnership interest and limited partner investment in Williams Energy Partners,

         -        $452 million related to the sale of the Midsouth refinery,

         - $417 million related to certain natural gas exploration and production properties in Kansas, Colorado and New Mexico,

         - $188 million related to the sale of the Williams travel centers,

         - $60 million related to the sale of our equity interest in Williams Bio-Energy L.L.C., and

         -        $40 million related to the sale of the Worthington facility.

CONTRACTUAL OBLIGATIONS

         As discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, we had certain contractual obligations at December 31, 2003, with various maturity dates, related to the following:

         -        notes payable,

         -        long-term debt,

         -        capital and operating leases,

         -        purchase obligations, and

         - other long-term liabilities, including physical and financial derivatives.



                                    99.6-27

         During the first six months of 2004, the amount of our contractual obligations changed significantly due to the following:

         - On March 15, 2004, we retired the remaining $679 million outstanding balance of the 9.25 percent senior unsecured notes due March 15, 2004.

         - In May 2004, we made cash tender offers for approximately $1.34 billion aggregate principal amount of our specified series of outstanding notes and debentures. As of the June 8, 2004, tender offer expiration date, we had accepted for purchase tenders of notes and debentures with an aggregate principal amount of approximately $1.17 billion.

         - In May 2004, we repurchased debt of approximately $255 million of various notes with maturity dates ranging from 2006 to 2011.

         - On May 27, 2004, we were released from certain historical indemnities, primarily related to environmental remediation, for an agreement to pay $117.5 million (see Note 13 of Notes to Consolidated Financial Statements). We had previously deferred $113 million of a gain on sale in anticipation of costs related to these indemnities. At June 30, 2004, the net present value of this settlement is $107.5 million. Of this amount, $35 million is classified as current and was subsequently paid on July 1, 2004. The remaining amount will be paid in three installments of $27.5 million, $20 million, and $35 million in 2005, 2006, and 2007, respectively.

         - Power's physical and financial derivative obligations decreased by approximately $1.2 billion. The decrease is due to normal trading and market activity and the expiration of certain long-term power contracts in the first six months of 2004.

         - As part of the sale of the Alaska refinery, we terminated a $385 million crude purchase contract with the state of Alaska.

OUTLOOK FOR THE REMAINDER OF 2004

         We estimate capital and investment expenditures will be approximately $775 million to $875 million for 2004. During the remainder of 2004, we expect to fund capital and investment expenditures, debt payments and working-capital requirements through (1) cash and cash equivalent investments on hand, (2) cash generated from operations, and (3) cash generated from the sale of assets. In first-quarter 2004, we completed the sale of our Alaska refinery and related assets for approximately $304 million. On July 28, 2004, we completed the sale of three straddle plants in western Canada for approximately $536 million. In addition to these transactions, we currently expect to generate additional proceeds from the sale of assets of approximately $50 to $100 million. We also expect to generate $1 to $1.3 billion in cash flow from continuing operations.

         In the remainder of 2004, we expect to make additional progress towards debt reduction while maintaining management's estimate of appropriate levels of cash and other forms of liquidity. To manage our operations and meet unforeseen or extraordinary calls on cash, we expect to maintain liquidity levels of at least $1 billion. Through debt tenders, open market repurchases and scheduled maturities, we have reduced our debt to $9.8 billion at June 30, 2004, a reduction of over $2.2 billion for the year-to-date. Primarily through additional debt tenders, we expect to further reduce debt to a level of approximately $9 billion by the end of 2004. While our access to the capital markets continues to improve, one of our indentures, and our two unsecured revolving credit facilities, have covenants that restrict our ability to issue new debt, with minimal exceptions, until a certain fixed charge coverage ratio is achieved. We expect to satisfy this requirement by the end of 2005. Our secured revolving credit facility has a covenant restricting our ability to issue new debt if, after giving effect to the issuance, we were to fail to meet the associated consolidated debt to consolidated net worth ratio.



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